SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2011

Tupper, Inc.
(Exact name of registrant as specified in its charter)

NV	333-149921	35-2405005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 Lexington Ave ; 16th Floor, NY, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-380-3055

7812 Melrose Street , Houston, TX 77022 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 5, 2011, Onie Ryan resigned as an officer and as a member of our board of directors. There was no known disagreement with Ms. Ryan on any matter relating to our operations, policies or practices.

On April 5, 2011, the board of directors appointed Gil Sacher to act as our Chief Executive Officer, President and Treasurer as well as a member of our board of directors.

Mr. Sacher is President of The Broadsmoore Group, LLC. Prior to joining The Broadsmoore Group, Gil was a Managing Director at NewOak Capital, heading the Firm’s high net worth and Family Office coverage. Gil has more than 22 years of Wall Street experience. He spent 15 years at Lehman Brothers in the Investment Management Division. In his most recent role at Lehman Brothers, Gil headed a desk focused on the internal distribution of private equity, asset management and absolute return strategy products. Prior to that, he was part of the New York Sales Management Team, where he co-managed a high-net worth sales force of 130 advisors with north of $550 million in annual revenues. Gil transitioned into management after building a successful private client business. Gil began his career at Shearson Lehman, initially as a research analyst in their Municipal Valued Investment Portfolio Program Group and then as a Floor Trader on the New York Stock Exchange. After Shearson Lehman and prior to Business School, Gil spent a total of 5 years with PaineWebber, in the Firm’s Municipal Research, Sales & Trading and Public Finance groups. Mr. Sacher holds Series 7, 63/65 (66), 79 and 9/10 licenses from FINRA, formerly the Nat’l Association of Securities Dealers (NASD). Mr. Sacher received a Bachelors of Science in Finance and International Business from New York University in 1989 and an MBA from Columbia University's Business School in 1995.

There are no family relationships between Mr. Sacher and any of our directors or executive officers.

Mr. Sacher does not have any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any employment agreement with Mr. Sacher.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tupper, Inc.

/s/ Gil Sacher

Gil Sacher

Chief Executive Officer

Date: April 5, 2011